                                  Exhibit 2.2

                              TRANSITION AGREEMENT
                              --------------------


     This TRANSITION AGREEMENT (this "Agreement"), dated as of August 4, 2000, is between and among PRESTOLITE ELECTRIC INCORPORATED, a Delaware corporation (including its UK affiliates, "Prestolite"), and AMETEK, INC., a Delaware corporation (including its UK affiliates, "AMETEK").

                                   RECITALS

     A. Prestolite and AMETEK have entered into an Asset Purchase Agreement dated as of August 4, 2000 (the "Asset Purchase Agreement"), pursuant to which AMETEK is acquiring substantially all of the assets of Prestolite's Electric Vehicle Systems Division, which is comprised of the Material Handling Motor Business Unit (the "MH Motor Business"), the Wagoner DC Motor Business Unit (the "Wagoner Motor Business"), the Industrial Battery Charger Business Unit (the "Battery Charger Business"), and the Switch Business Unit (the "Switch Business") (collectively, the "Acquired Businesses") (the Material Handling Motor Business Unit and the Wagoner DC Motor Business Unit have been collectively operated by Prestolite as the "DC Motor Business").

     B. The United States operations of the MH Motor Business are conducted at Prestolite's manufacturing facility located in Decatur, Alabama (the "Decatur Facility") and at Prestolite's remanufacturing facility in Dearborn Heights, Michigan (the "Dearborn Facility"), the United Kingdom operations of the MH Motor Business are conducted at Prestolite's manufacturing facility located in Leyland, England (the "Leyland Facility"), the Wagoner Motor Business is conducted at Prestolite's facility located in Wagoner, Oklahoma (the "Wagoner Facility"), the Battery Charger Business is conducted at Prestolite's facility in Troy, Ohio (the "Troy Facility"), the United States operations of the Switch Business are conducted at the Decatur Facility, and the United Kingdom operations of the Switch Business are conducted at Prestolite's manufacturing facility located in Cardiff, Wales (the "Cardiff Facility"). (The Decatur Facility, the Dearborn Facility, the Leyland Facility, the Wagoner Facility, the Troy Facility and the Cardiff Facility are sometimes individually referred to herein as a "Facility" and collectively as the "Facilities". The Decatur Facility, the Dearborn Facility, the Wagoner Facility and the Troy Facility are sometimes collectively referred to herein as the "US Facilities.")

     C. Prestolite is retaining and will continue to operate its Heavy Duty Systems Division and Automotive Systems Division (collectively, the "Retained Businesses"). The operations of the Retained Businesses are conducted at, among other locations, Prestolite's manufacturing facilities in Arcade, New York (the "Arcade Facility") and Leyland, England (the "Leyland Facility") and aftermarket distribution facility in Florence, Kentucky (the "Florence Facility").

     D. The execution and delivery of this Agreement is a condition precedent to the parties consummation of the transactions contemplated by the Asset Purchase Agreement.

     Now, therefore, Prestolite and AMETEK agree as follows:

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     1.   Defined Terms.  Capitalized terms used but not otherwise defined in
          -------------
this Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

     2.   General Provisions
          ------------------

          2.1  Free Services.  Except to the extent set forth below, all
               -------------
     services under this Agreement are to be provided to AMETEK for no charge through the date occurring 6 months after the Closing Date (the "6-Month Date"). Certain other services at Decatur, as described below, are to be provided at no charge through the first anniversary of the Closing Date (the "Anniversary Date"). These services include, but are not limited to, all employee costs and out-of-pocket expenses except to the extent not normally occurring in the ordinary operation of the Business prior to the Closing. There will be no refund associated with non-use by AMETEK of services through the 6-Month Date.

          2.2  Immediate Transition.  Prestolite will provide reasonable support
               --------------------
     for the immediate transition of ownership at no charge other than reimbursement of out-of-pocket costs.

          2.3  Sales and Marketing.  AMETEK and Prestolite acknowledge that
               -------------------
     salesmen to be employed by AMETEK currently have certain responsibilities for the sale of product lines being retained by Prestolite (Heavy Duty Systems products) and that Heavy Duty Systems salesmen currently have certain responsibilities for the sale of product lines that are being acquired by AMETEK. Prestolite and AMETEK will work together to assure an orderly transition of these selling responsibilities at no charge to the other. See also "Military Contract Administration" set forth in Section
     10.3 below.

          2.4  Notice Period.  Except as outlined below for Leyland Facility
               -------------
     rent and North American telecommunications charges, AMETEK will provide thirty (30) days notice to cancel any items for which it is being charged.

          2.5  Twelve-Month Limit.  The rates listed below for services after
               ------------------
     the 6-Month Date cover the period through the Anniversary Date. Any services provided after that time will be separately negotiated between Prestolite and AMETEK.

          2.6  Performance Standard.  It is the intention of the parties that
               --------------------
     AMETEK be able to continue the operation of the Acquired Businesses to satisfy the customers of the Business with not less than the level of production and service provided by Prestolite to such customers immediately prior to the Closing. To that end, (a) Prestolite agrees that the level of services to be provided hereunder for the benefit of AMETEK shall be substantially equivalent to the level of services provided to the Acquired Businesses immediately prior to the Closing and (b) AMETEK agrees to make the fixed assets of the Acquired Businesses reasonably available to Prestolite for common purpose usage consistent with Prestolite's past practice and in connection with Prestolite's provision of transition services under the Agreement.

          2.7  Cooperation.  The parties agree to act in good faith and
               -----------
     cooperatively in connection with the provision of support services hereunder and in connection with determinations of whether the provision of such services meets the terms of this Agreement.

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          2.8  Payment.  Except for reimbursement of amounts related to payroll,
               -------
     each party shall pay all amounts reasonably payable to the other party within thirty (30) days of receipt of an invoice therefor. To the extent reasonably possible, approval for out-of-pocket expenses will be received in advance from AMETEK (which approval shall not be unreasonably withheld). To the extent an invoice includes reimbursement for out-of-pocket expenses, Prestolite shall provide reasonable documentation for these expenses.

     3.  United States MIS Services.  Prestolite currently provides operational,
         --------------------------
systems integration and other information technology services (collectively, the "US MIS Services") to the United States operations of the Acquired Businesses and the Retained Businesses through its Corporate Data Center located in Ann Arbor, Michigan (the "CDC"). The CDC provides the US MIS Services through ERP software developed by the CDC using Oracle 7 which executes on an IBM 9672-R21 running IBM Vmv2r3 (the "Prestolite Oracle Enterprise System" or "POES"). Upon the terms and conditions specified in this Section 2, Prestolite will provide transitional US MIS Services to AMETEK.

          3.1  Basic Services.  Commencing on the date hereof, and continuing
               --------------
     until the Anniversary Date, Prestolite shall provide basic US MIS Services for the Acquired Businesses at the Decatur Facility, the Dearborn Facility, the Wagoner Facility and the Troy Facility. Such basic services to be provided by Prestolite to AMETEK will include the following:

               (a) End-User Desktop Support.  Prestolite will operate and
                   ------------------------
          maintain the POES for use by AMETEK at the Facilities in a manner consistent with the level of support provided to Prestolite plants which are part of the Retained Businesses.

               (b) New Hardware Additions.  Prestolite will assist with
                   ----------------------
          establishing connectivity to the POES of new personal computers and printers purchased and/or leased by AMETEK for use at the Facilities.

               (c) User Training.  Prestolite will maintain the current level of
                   -------------
          training of AMETEK end users in the proper execution of their functional duties in the POES.

               (d) Normal Operations.  Prestolite will be responsible for day-
                   -----------------
          to-day operations of the POES. Prestolite will provide MIS Services hereunder in good faith, in a timely manner and in a manner consistent with past practices applicable to the provision and performance of operational services (including resource scheduling, backup/recovery, problem management, problem resolution and other normal activities associated with the operation of the network).

               (e) Routine Maintenance.  Prestolite will periodically install
                   -------------------
          operating system software upgrades and routine maintenance upgrades for the information system in a timely manner and in a manner consistent with current practices.

               (f) AMETEK As A Separate Plant.  Prestolite will establish each
                   --------------------------
          of the US Facilities as a separate plant for operational data on the POES, but "corporate" level data on the Prestolite network will remain based upon

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          Prestolite's standard definitions. Data for the MH Motor Business and the Switch Business will be provided separately.

               (g) Prestolite Fiscal Calendar.  All reports generated by
                   --------------------------
          Prestolite for AMETEK shall be based upon Prestolite's fiscal calendar (irrespective of whether Prestolite's fiscal calendar is the same as or different than AMETEK's fiscal calendar).

After the 6-Month Date through and including the Anniversary Date, AMETEK shall pay $2,000 per month per location (excluding Florence) primarily covering telecommunications plus $500.00 per computer hour; provided, however, that charges to AMETEK for basic US MIS Services during such period shall not exceed $50,000 per month. So long as Florence remains a single location from an information technology perspective, there will be no $2,000 per month charge to AMETEK for this location. (See Section 5.1 for specific terms relating to Florence).

          3.2  Special Services.   Prestolite agrees to provide AMETEK special
               ----------------
     services in the manner and at the rates that follow:

               3.2.1  Programming Work Requests.  AMETEK (through its
                      -------------------------
          information systems and services group) may prepare and submit written programming work requests to the CDC. Such work requests will be quoted for estimated completion date, estimated hours and then charged at actual hours rounded to the nearest hour at $60.00 per hour.
          AMETEK (through the Facilities) shall be limited to eighty (80) hours of programming requests per month. While the CDC will not unreasonably disapprove programming work requests, such requests may be rejected if in conflict with Prestolite's developed software. Services under this subsection are not Free Services.

               3.2.2  Migration Requests.  Prestolite will provide support in
                      ------------------
          migrating Prestolite data to AMETEK's systems. Requests for migrating data in Oracle format will be created within one (1) full business day and shipped to any AMETEK designated site by overnight delivery service. Requests for migrating data in non-Oracle formats may be made by selecting the fields from the data base definition listings and such request shall be created within three (3) business days and shipped by overnight delivery. AMETEK shall pay to Prestolite $100.00 for each migration request. Services under this subsection are not Free Services.

               3.2.3  ODBC Connection.  AMETEK will be allowed direct access to
                      ---------------
          the POES for purposes of mapping data to a system designated by AMETEK. AMETEK will also be allowed to extract data from POES for the purpose of developing reports based on data in the current system to the extent that there is no adverse impact to the overall performance of POES.

               3.2.4  Internet Access.  Prestolite and AMETEK will work
                      ---------------
          cooperatively to arrange Internet access for each Facility in such a manner that the majority of AMETEK employees at each Facility shall have access to the Internet separate from Prestolite's access point (i.e. Netrex). Within 100 days after the Closing, AMETEK will provide Internet access at each Facility at its own expense.

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               3.2.5  E-mail Access.  Prestolite and AMETEK will work
                      -------------
          cooperatively to arrange new e-mail names, domain names and an e-mail server for AMETEK employees at each Facility and Prestolite will forward mail received at Prestolite to the new account if requested.

               3.2.6  Reimbursement of Travel Expenses.  AMETEK shall be
                      --------------------------------
          responsible for reimbursing Prestolite for any travel expenses requested by AMETEK and incurred by Prestolite employees in support of the current system or in order to assist AMETEK's conversion to a new system. Services under this subsection are not Free Services. All reimbursements for travel expenses will be consistent with AMETEK's standard travel policy and subject to advance approval to the extent reasonably practicable.

          3.3  Software.
               --------

               3.3.1  Ownership of Developed Software.  Prestolite shall own all
                      -------------------------------
          right, title and interest in and to all current and future software developed by Prestolite and used on the POES. AMETEK agrees that such Prestolite developed software shall not be operated, directly or indirectly, by persons other than bona fide employees of AMETEK or its authorized agents and/or consultants. AMETEK agrees that only AMETEK work related to the locations constituting part of the Acquired Businesses shall be processed utilizing Prestolite developed software.

               3.3.2  Developed Software Modifications.  Prestolite reserves the
                      --------------------------------
          right to at any time modify and/or revise any Prestolite developed software so long as such modifications and/or revisions do not have a materially adverse affect upon the operation of the software functions. Notice of modifications to the system will be provided two
          (2) weeks in advance to the extent possible and within a reasonable period in any event.

          3.4  Termination.  AMETEK shall have the right to terminate this US
               -----------
     MIS Service arrangement at will at any time upon not less than thirty (30) days written notice for computer time and not less than sixty (60) days written notice for telecommunications.

     4.  Account Assistance Services.  To the extent requested by AMETEK,
         ---------------------------
Prestolite will provide to AMETEK standard transition assistance for accounts receivable/lockbox, accounts payable, and similar functions at no charge by Prestolite for up to three (3) months. AMETEK may need to incur third party charges for some functions such as payroll.

     5.  Florence Aftermarket Services.
         -----------------------------

          5.1 Initially, Florence will remain a single Prestolite location for data processing purposes so that both AMETEK and Prestolite shipments can be processed on a single picking ticket and invoiced on a single Prestolite invoice. Should AMETEK desire greater segregation of its own activity, Prestolite will accomplish that change at no charge, upon reasonable notice.

          5.2 Prestolite shall provide aftermarket warehousing and distribution support for the Acquired Business. After the 6-Month Date, this support will be provided at a

                                     Page 5
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     cost of 6.2% of Florence sales of AMETEK product to external customers. To the extent that AMETEK's support requirements at Florence change from the current level, then both parties will, in good faith, renegotiate the 6.2% support charge. To the extent AMETEK desires greater segregation of its activity as described in 5.1 above, then the maximum incremental charge resulting from such change will not exceed an increase of .5% to a total charge of 6.7%. Such 6.2% charge includes the packaging (of the same type and quality provided by Prestolite immediately prior to the Closing) of commercial items. Prestolite will continue to procure and provide packaging material (excluding military packaging) through the Anniversary Date. AMETEK will cooperate in providing notice of packaging changes to minimize packaging obsolescence. Should AMETEK relocate shipping activities away from Florence, Prestolite will sell packaging material to AMETEK at Prestolite's acquisition cost, and AMETEK will cooperate by purchasing reasonable initial supplies from Prestolite.

          5.3 Through the Anniversary Date, Florence will provide military packaging at the costs incorporated in the Decatur 2000 standard manufacturing costs. (Military packaging will not be provided free of
                                                    ---
     charge through the 6-Month Date.)

          5.4 Through the Anniversary Date, special request(s) including return of AMETEK inventory to an AMETEK location, will be provided at $25 per hourly labor hour. (These special services will not be provided free of
                                                      ---
     charge through the 6-Month Date.)

     6.  Intercompany Activity and Pricing Services.
         ------------------------------------------

          6.1  Description.  As of the date of this Agreement, certain business
               -----------
     units, which constitute part of the Acquired Businesses, sell components or other products to certain business units which constitute part of the Retained Businesses, and certain business units which constitute part of the Retained Businesses, sell components or other products to certain business units which constitute part of the Acquired Businesses. Each of Prestolite and AMETEK agrees to continue these existing supply arrangements for the benefit of the applicable business unit (regardless of whether such business unit continues to be owned by such party or is sold to a third party) through the Anniversary Date.

          6.2  Pricing.  For the period commencing on the date of this Agreement
               -------
     and ending on the 6-Month Date, the pricing for each such supply arrangement shall be 110% of Prestolite's "standard manufacturing cost" in effect as of March 1, 2000. The foregoing charge will be effective to the extent the volume does not exceed 150% of the prior year's rate of sales. If such 150% rate is exceeded, the costs may be renegotiated.

          6.3  Exclusions.  This Section 6 does not cover 5-inch armatures or
               ----------
     starter solenoids (such items covered in Section 11.3 below).

     7.  Decatur Rent.  Through the 6-Month Date, Prestolite shall provide to
         ------------
AMETEK Decatur rent, including building insurance, real estate taxes and any necessary repairs to the Decatur Facility, other than those necessitated by the acts or omissions of AMETEK, in which case AMETEK shall be responsible for making such repairs at its own expense. After the 6-Month Date through the Anniversary Date, AMETEK will pay $0.25 per square foot per month occupied by it in the Decatur Facility. However, if no manufacturing remains in the facility the rent will be $100 per month per AMETEK person located in the Decatur Facility.

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     Through the Anniversary Date, so long as AMETEK is conducting manufacturing operations at the Decatur Facility, AMETEK shall provide, at its expense, janitorial services and compressor preventive maintenance. From the 6-Month
Date through the Anniversary Date, AMETEK shall provide general building maintenance and minor building repairs in a manner consistent with Prestolite's historical practices; provided, however, that with respect to such building maintenance and repairs (I) AMETEK shall not be obligated to provide more than 40 hours per week of such services; (ii) to the extent that AMETEK provides such services with respect to any portion of the Decatur Facility not included in the premises being leased by AMETEK, Prestolite shall reimburse AMETEK for such services at the rate of $25 hour and (iii) to the extent that Prestolite's historical practice involved subcontracting one or more portions thereof to third parties, Prestolite shall continue that practice and Prestolite shall continue to pay such third parties. To the extent general maintenance expenses cannot be segregated as envisioned in Section 7(ii), then such expenses shall be pro-rated based upon square footage occupied. (For clarity, general building maintenance and minor building repairs does not include maintenance support of manufacturing (or manufacturing support) equipment owned by AMETEK, which support AMETEK shall provide at its own expense without reimbursement from Prestolite.)

     With respect to utility costs, the parties agree that such costs shall be allocated, in a commercially reasonable manner, so that (I) AMETEK is allocated those costs attributable to its manufacturing operations at the Decatur Facility and (ii) Prestolite is allocated those costs attributable to its plating operations and any unused space at the Decatur Facility (provided that heating and cooling costs shall be allocated so that AMETEK bears the portion of the total heating and cooling costs that corresponds to the portion of the Decatur Facility being used by AMETEK's manufacturing operations and Prestolite bears the balance of such heating and cooling costs). Each party shall pay directly and/or reimburse the other party for such utility costs as is necessary to effectuate the foregoing allocation.

     Prestolite intends to sell the Decatur Facility. AMETEK intends to have all operations out of the facility by the Anniversary Date. Should that not occur, ongoing rent will be negotiated between the parties on a month-to-month basis.

     8.  Other Decatur Services.
         ----------------------

          8.1 Prestolite will continue to operate the plating department at Decatur through the Anniversary Date as necessary to support the Acquired Business currently located in the Decatur Facility at no charge. Plating support for manufacturing operations not acquired from Prestolite will be separately negotiated. So long as AMETEK is conducting manufacturing operations at the Decatur Facility, AMETEK shall provide, at its expense, equipment maintenance for the plating operation consistent with Prestolite's historical practices. Such services will be provided under the direction and supervision of Prestolite and Prestolite shall be solely responsible and will indemnify and hold harmless AMETEK against any and all liabilities arising in connection with the provision of such services.

          8.2 AMETEK acknowledges that the plating department provides only plating of "in plant" parts manufactured by the Acquired Business currently located in the Decatur Facility. Should plating support be required for manufacturing operations that

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     have moved outside the plant, AMETEK will be responsible for receiving, packing and shipping activities necessary to support the plating operation.

          8.3 Prestolite will be responsible for operating permits and reporting requirements under those permits. Prestolite will manifest and report the disposal of all waste generated at the Decatur facility, including hazardous waste, under the Prestolite name and EPA identification number.

          8.4 Prestolite will provide plating services at a level and quality equivalent to the level and quality in effect immediately prior to the Closing which meets the existing Prestolite specifications for this service.

          8.5 (a) Through the Anniversary Date, Prestolite will continue to employ a controller and a director of human resources in Decatur and make their services available to AMETEK. Those individuals are intended to be Richard Sikes and Freda Fuller, but should either depart, a replacement reasonably satisfactory to AMETEK will be provided.

               (b) AMETEK shall be solely responsible for ensuring that all administrative decisions to be implemented by Sikes and Fuller comply with all applicable laws. AMETEK shall indemnify and hold Prestolite, Sikes and Fuller harmless against any and all liabilities which may arise out of the implementation by Sikes and/or Fuller of any and all administrative decisions made by AMETEK, except for any liability associated with the plating operation.

               (c) AMETEK acknowledges that Prestolite will be attempting to sell the Decatur Facility and will use Richard Sikes and Freda Fuller as Prestolite's on-site representatives in conjunction with that sale. To that end, they will provide tours and otherwise assist in the due diligence process, but generally will not be involved in negotiation and closing activities without AMETEK's permission (which shall not be unreasonably withheld).

          8.6 Prestolite will retain (on either an employment or consulting basis) George Smith through August 30, 2000. During this period, approximately half his time will be spent in support of AMETEK. AMETEK will arrange directly with George Smith for any services after August 30, 2000 or in excess of half-time.

          9.  United Kingdom Services.  Prestolite will provide to AMETEK United
              -----------------------
Kingdom services through the Anniversary Date upon the terms and conditions specified below.

          9.1  Management Information Services.  (a) Prestolite will provide
               --------------------------------
     MIS equivalent to the services provided prior to the acquisition. After the 6-Month Date through the Anniversary Date, these services will be charged at (Pounds)5,500 per month, adjusted up or down for the number of people in the UK being covered by these services. The baseline (denominator) headcount for this purpose will be 131 employees (49 at Cardiff and 82 at Leyland). Any person who is not on the payroll after the fifteenth of the month will be excluded from that month in the numerator in making this calculation.

               (b) The services exclude major system or report enhancement, new software, or additional equipment outside the ordinary operation of the Acquired Businesses. Additional equipment or new software purchased or leased at

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          AMETEK's request will be reimbursed or paid for directly by AMETEK.
          The manpower required for special migration requests or special programming will be provided at (Pounds)40 per hour. Prestolite reserves the right to limit such manpower to 60 hours per month.

               (c) Prestolite reserves the right to at any time modify and/or revise any Prestolite developed software so long as such modifications and/or revisions do not have a materially adverse affect upon the operation of the software functions. Notice of modifications to the system will be provided two (2) weeks in advance to the extent possible and within a reasonable period in any event.

               (d) Prestolite and AMETEK will cooperate in good faith to ensure that the Infoflow software licenses will continue to be available to the parties so that these services may be provided by Prestolite hereunder. Until the 6-Month Date, Prestolite will bear the cost associated with such effort. Thereafter, AMETEK shall bear the cost.

          9.2  Financial Services.  Prestolite will provide operating financial
               ------------------
     services for the AMETEK operations at Cardiff and Leyland. These services include payroll, including all aspects of payroll taxation, deductions and administration, for hourly, weekly and monthly payroll, dealing with national insurance, accounts payable, invoicing, accounts receivable, and accounting for VAT.

          These services do not include corporate taxation, or UK Statutory Accounting. However, Prestolite will provide the necessary data to enable Statutory Accounts to be prepared. Management accounts will be provided based upon Prestolite's fiscal calendar (irrespective of whether Prestolite's fiscal calendar is the same as or different than AMETEK's fiscal calendar). Key financial data as designated by AMETEK's Monthly Financial Highlights, will be provided by working day 5. Personnel administration, advice and support will also be provided.

          After the 6-Month Date through the Anniversary Date, these services will be charged at a rate of (Pounds)7,000 per month, adjusted for the number of people covered by these services in the UK with any person who is not in the payroll after the 15th of the month not included in the numerator. AMETEK must establish its own accounts for PAYE, and Social Security, VAT, customs bond, etc. Should AMETEK hire a controller (degreed accountant) or its own accounting clerks, the (Pounds)7,000 charge will be reduced by (Pounds)3,000 for the controller and by (Pounds)1,500 for each accounting clerk.

          9.3  Office Services.  Prestolite will provide Leyland telephone,
               ---------------
     postage and office cleaning services. After the 6-Month Date through the Anniversary Date, these services will be charged at (Pounds)2,000 per month, adjusted for the number of people employed by AMETEK at the Leyland site in the UK (from a baseline of 82) with any person who is not on the payroll after the 15th of the month not included in the numerator.

          9.4  Leyland Engineering and Certain QA Staff Services.  Prestolite
               -------------------------------------------------
     will provide electrical and mechanical maintenance, gauge calibration and support for ISO 9000 systems and procedures at the pre-acquisition level. After the 6-Month Date through the Anniversary Date, these services will be charged at (Pounds)2,500 per month, adjusted for the level of AMETEK hourly personnel at Leyland (from a baseline

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     denominator, of 62 employees) with any person who is not on the payroll after the 15th of the month not included in the numerator.

          9.5  General Leyland Manufacturing Support.  Prestolite will provide
               -------------------------------------
     waste disposal, maintenance spares (with a value below (Pounds)50 each), use of equipment including material handling equipment, protective clothing, cleaning, security systems, reception, use of canteen, etc.
     After the 6-Month Date through the Anniversary Date, AMETEK will be charged at (Pounds)4,201 per month, adjusted for the level of AMETEK hourly personnel at Leyland (from a baseline of 62 employees) with any person who is not on the payroll after the 15th of the month not included in the numerator.

          9.6  Leyland Utilities.  Prestolite will provide utilities including
               -----------------
     gas, electricity, and water, but excluding property taxes and all insurances for the Leyland Facility. After the 6-Month Date through the Anniversary Date, AMETEK will be charged at (Pounds)8,028 per month adjusted for the level of AMETEK hourly personnel at Leyland (from a baseline of 62 employees) with any person who is not on the payroll after the 15th of the month not included in the numerator.

          9.7  Direct Charges.  Costs currently posted as direct charges to DC
               --------------
     motor operations or to Cardiff (i.e. cost required and incurred by the Acquired Businesses that will be controlled fully by AMETEK after Closing) will continue to be posted as direct charges and paid by AMETEK.

          9.8  Leyland Rent.  Prestolite will provide AMETEK with the use of the
               ------------
     Leyland Facility. After the 6-Month Date through October 2, 2001, rent will be charged directly, or Prestolite will be reimbursed for rent paid on space occupied by AMETEK at a monthly cost of (Pounds)8,025. This cost will be reduced by (Pounds)208 per month in the event of the cellar area occupied by the DC motor operation being vacated. Six months notice is required to vacate space or such shorter notice period as can be negotiated with the landlord. AMETEK acknowledges the obligation to vacate the Leyland Facility by October 2, 2001.

          9.9  Insurances and Rates; Local property taxes.  Payment of insurance
               --------------------=---------------------
     and local property taxes will be arranged between the AMETEK and the appropriate agency. Prestolite will reimburse AMETEK to the 6-Month Date for amounts expensed, to a limit of no more than currently incurred.

          9.10  Private Medical Insurance.  Prestolite will continue to provide
                -------------------------
     private medical insurance under its current insured plan to the 6-Month
     Date.

          9.11  Post Anniversary Date Charges.  For the period from the
                -----------------------------
     Anniversary Date through October 2, 2001, Prestolite will provide the services outlined in this Section 9 at rates approximating 110% of Prestolite's cost to provide the services.

          9.12  Performance Standard.  It is the intention of the parties that
                --------------------
     AMETEK be able to continue the operation of the Acquired Businesses to satisfy the customers of the Business with not less than the level of production and service provided by Prestolite to such customers immediately prior to the Closing. To that end, (a) Prestolite agrees that the level of services to be provided hereunder for the benefit of AMETEK shall be substantially equivalent to the level of services provided to the Acquired Businesses immediately prior to the Closing and (b) AMETEK agrees to make the fixed assets of the Acquired Businesses reasonably available to Prestolite for common purpose usage consistent with Prestolite's past practice and in connection with Prestolite's provision of transition services under the Agreement.

          9.13  Cooperation.  The parties agree to act in good faith and
                -----------
     cooperatively in connection with the provision of support services hereunder and in connection with determinations of whether the provision of such services meets the terms of this Agreement.

     10.  Other Items.
          -----------

          10.1  Conrad Schwab Space.  Through the 6-Month Date, AMETEK will
                -------------------
     provide Prestolite at no charge office space and reasonable office support (telephone, copying machines, etc.) for Conrad Schwab and his secretary at the Troy facility.

          10.2  Skip Moore Space.  Through the 6-Month Date, Prestolite will
                ----------------
     provide AMETEK at no charge office space and reasonable office support (telephone, copying machines, etc.) for Skip Moore at the Prestolite headquarters facility in Ann Arbor, Michigan. AMETEK acknowledges that Prestolite intends to move the location of that facility from Commonwealth Boulevard to Green Road.

          10.3  Military Contract Administration.  The contract administration
                --------------------------------
     responsibility for military contracts is in the process of being moved by Prestolite from its two-person department (Paul Curtis and Mary Juers) in Ann Arbor to Skip Moore for switch products and to Arcade, NY, for starters and alternators. Prestolite will provide reasonable support to allow the transition of this activity to AMETEK including, at AMETEK's discretion, to another facility of AMETEK. Prestolite will continue to support the transition to AMETEK through the 6-Month Date with no charge to AMETEK for the support provided. However, AMETEK will pay for travel and any other out-of-pocket costs associated with relocation of the function for switch products. Should AMETEK require this support after the 6-Month Date, Prestolite and AMETEK will negotiate the provision of this support at that time on an "as used" basis. AMETEK acknowledges that Prestolite intends to relocate a portion of this function to its Arcade Facility.

          10.4  PAL Consents.  If, by the Closing Date, the parties have not
                ------------
     obtained all third party consents and completed all other actions necessary to effect an absolute and unconditional transfer to Purchaser of the assets referred to in Section 1.2.1(I) of the Asset Purchase Agreement (the "PAL Interests"), then the parties shall cooperate, in good faith, to obtain such consents and complete such actions as promptly as practicable.

          10.5  AMETEK Assistance to Prestolite.  AMETEK will reasonably
                -------------------------------
     cooperate with Prestolite and will provide reasonable assistance in the preparation of July, 2000, other interim 2000 and 2000 financial statements. In this regard, the time of Transferred Employees who prepared (or assisted in the preparation of such statements) will be provided by AMETEK to Prestolite at no charge, except for out-of-pocket costs.

     11.  Certain Payments.
          ----------------

          11.1  PAL Interest Transfer.  The parties acknowledge that if,
                ---------------------
     notwithstanding their respective efforts pursuant to Section 10.4 above, they are unable, within 9 months after the Closing Date, to obtain all third party consents and complete all other actions necessary to effect an absolute and unconditional transfer to Purchaser of the PAL Interests (the "PAL Conditions"), then AMETEK may at its option, at any time until the PAL Conditions have been satisfied, deem the PAL Interest an Excluded Asset under the and Purchase Agreement, in which case the Purchase Price shall be reduced by $3,000,000 (the "PAL Reduction Amount"). Of the PAL Reduction Amount, AMETEK shall be entitled to claim $1,000,000 from the Escrow Fund referred to in the Escrow Agreement; provided that such right shall in no way limit Prestolite's liability to AMETEK for the entire PAL Reduction Amount and, to the extent necessary, Purchaser may pursue any legal remedies and proceedings against Prestolite (and its successors) that AMETEK deems appropriate in order to collect any unpaid balance of the PAL Reduction Amount.

          11.2  Default by Prestolite.
                ---------------------

               (a) The parties acknowledge and agree that the transition process will be facilitated if AMETEK promptly notifies Prestolite of any claimed service breaches by Prestolite hereunder and Prestolite responds immediately. If AMETEK believes that Prestolite has failed to provide, or cause to be provided, any service substantially in accordance with the terms hereof, the following provisions shall be applicable:

                    (i) AMETEK personnel affected by such service shall in a
               timely manner (taking into account the nature of the alleged deficiency) endeavor to informally contact (in person or by telephone) their Prestolite counterparts in an effort to address the alleged service deficiency. Such parties shall work in good faith together with the facility management, if appropriate, to resolve the claimed breach.

                    (ii) If the matter is resolved to AMETEK's satisfaction, or the AMETEK personnel affected by such services fail to timely contact their Prestolite counterparts as required by clause (I) above, then this Section 11.2 shall no longer be applicable to such claimed breach.

                    (iii) If the matter is not resolved, the affected parties
               will refer the matter to Conrad Schwab or his successor (the "Prestolite Designee") and Al Neupaver or his successor (the "AMETEK Designee"). Thereafter, the Prestolite Designee and the AMETEK Designee shall be in contact with each other and shall work in good faith to resolve the claimed breach.

                    (iv) If the matter is not resolved or a resolution thereof is not diligently being pursued to AMETEK's satisfaction within 10 days after such matter was referred to the Prestolite Designee and the AMETEK Designee then AMETEK may by written notice to Prestolite (a "Service Default Notice") declare that a "Service Default" has occurred.

                    (v) If AMETEK shall deliver to Prestolite a Service Default
               Notice in accordance with the terms of this Section 11.2(a), then Prestolite shall indemnify and hold AMETEK harmless against, and shall reimburse AMETEK for, any and all Liabilities reasonably incurred by AMETEK as a result of such Service Default (including, without limitation, the reasonable costs of purchasing such service from a third party or replacing the equipment reasonably required to perform such service with reasonably equivalent used equipment). AMETEK will submit an invoice for reimbursement to Prestolite. If the invoice is not paid within 30 days of receipt, AMETEK may obtain reimbursement by making a "Supplemental Claim" (as defined in the Escrow Agreement) against the Escrow Account. Notwithstanding the foregoing, Prestolite shall not be responsible for any such Liability incurred as a result of a Service Default to the extent that Prestolite's ability to prevent such Liability was prejudiced by the failure of AMETEK to notify Prestolite or its representatives in a timely manner of the condition that resulted in such Service Default.

                    (vi) Notwithstanding the foregoing, if at any time in the
               above described process, the nature of the service deficiency reasonably requires AMETEK to take immediate action to resolve the matter which includes the purchase of such service from a third party or replacing equipment with reasonably equivalent equipment, AMETEK shall have the right to proceed with the corrective measure and be indemnified by Prestolite without continuing to follow the procedural steps outlined above.

               (b) If a Service Default shall be deemed to have occurred pursuant to Section 11.2(a), then AMETEK shall be entitled to claim up to the aggregate amount of $2,800,000 of the Escrow Fund (less the aggregate of all amounts previously claimed by AMETEK for Service Defaults) to compensate it for such Service Default; provided that no more than $400,000 may be claimed with respect to a Service Default under Section 8.4 hereof. AMETEK's right to claim any amount from the Escrow Amount under this Section 11.2 shall in no way limit Seller's liability to AMETEK for all Liabilities for which indemnification is being provided pursuant to Section 11.2(a) above; provided, however, that to the extent AMETEK receives such amount from the Escrow Fund, Prestolite's indemnification obligation pursuant to Section 11.2(a) above shall be deemed fully satisfied.

          11.3  Asset Transfers.
                ---------------

               (a) Solenoid Line.  (i) Prestolite believes that all items
                   -------------
          pertaining to the Solenoid Line (as defined in the Purchase Agreement) have been relocated from the Arcade Facility to the Decatur Facility. (Annex 11.3(a) attached hereto sets forth a list of Solenoid Line
          --------------
          items.) Prestolite agrees that it is responsible for delivering the Solenoid Line to the Decatur Facility in good operating condition. To secure Prestolite's performance of such obligation, the parties have agreed that AMETEK shall withhold $1,000,000 of the Purchase Price (the "Solenoid Holdback"), which shall be subject to distribution or application in accordance with this Section 11.3(a). Within 10 business days after delivery is completed,

          Prestolite shall pay to AMETEK the excess, if any, of $30,000 over the out-of-pocket costs incurred by Prestolite in carrying out the delivery of the Solenoid Line.

                    (ii) AMETEK shall use commercially reasonable efforts to
               cause the Solenoid Line to be promptly assembled; provided that such assembly shall be completed by no later than August 30, 2000. Promptly after assembly of the Solenoid Line is complete, AMETEK shall, in good faith and in the exercise of its reasonable discretion, determine whether the Solenoid Line is "substantially operational" (the "Solenoid Condition"). Prestolite and AMETEK agree that production of 50 solenoids per shift with the line manned by six people constitutes "substantially operational".

                    (iii) From and after the Closing Date, AMETEK and Prestolite shall cooperate, in good faith, to cause the Solenoid Condition to be satisfied.

                    (iv) If at any time and from time to time prior to the date occurring 9 months after the Closing Date (the "9-Month Date"), the failure to have satisfied the Solenoid Condition impairs AMETEK's ability to fill customer orders for solenoids in a commercially reasonable manner or, in AMETEK's reasonable judgment, imminently threatens to impair such ability, then AMETEK may take such action as it deems necessary to meet its customer demands, including without limitation, procuring inventory from third parties and/or purchasing equipment to replace or repair all or part of the Solenoid Line. (To the extent reasonably available, such replacement equipment shall be reasonably equivalent used equipment.) The costs, damages, expenses and liabilities incurred by AMETEK in taking such action shall be reimbursed to AMETEK by Prestolite promptly after AMETEK invoices Prestolite therefor. If Prestolite fails to provide such reimbursement, then AMETEK shall be entitled to retain such portion of the Solenoid Holdback as is necessary to compensate AMETEK therefor.

                    (v) If the Solenoid Condition is not satisfied by the 9-
               Month Date, then AMETEK shall be entitled to retain the entire Solenoid Holdback. If costs, expenses, losses and damages incurred by AMETEK as a result of the Solenoid Condition not being satisfied by the 9-Month Date exceed the Solenoid Holdback, then Prestolite shall be responsible for reimbursing AMETEK for such excess.

                    (vi) Within three (3) business days after AMETEK has
               determined that the Solenoid Condition has been satisfied, AMETEK shall deposit in the Escrow Account any portion of the Solenoid Holdback not retained by AMETEK pursuant to Section 11.3(a)(iv) above.

                    (vii) AMETEK and Prestolite agree to work together in good faith to share, in the manner described in Section 11.3(b) (vi), available starter solenoid inventory to satisfy the collective customer requirement during the start-up of solenoid production at Decatur, giving preference to OE motor requirements.

                    (viii) Following satisfaction of the Solenoid Condition,
               AMETEK agrees that through the 6-Month Date, it will sell solenoid units to Prestolite at a price per unit equal to 110% of the Decatur 2000 standard manufacturing cost per unit. However, both AMETEK and Prestolite agree that the standard manufacturing cost associated with this agreement is subject to verification as a proxy for the current manufacturing cost. If such verification shows the Decatur 2000 standard manufacturing cost to be higher or lower by greater than 5%, both parties, in good faith, will adjust the selling price to the current manufacturing cost. (In this context, "current cost" is intended to mean the cost achieved after the disruption and learning-curve inefficiencies associated with relocation of the manufacturing process.) Following the 6-Month Date, prices for solenoid units purchased by Prestolite shall be as provided in the Supply Agreement.

                    (ix) Recognizing that government and military customers of the Business may require that they purchase directly from the solenoid manufacturer, the parties will cooperate, in good faith, to facilitate the transfer of these customer relationships to AMETEK.

                    (x) AMETEK agrees that so long as it owns the Solenoid Line, it will provide solenoid units to the aftermarket for seven (7) years or, if less, for such period as is reasonably necessary to support the Business's aftermarket obligations with respect to solenoid units. This obligation is contingent on Prestolite continuing to source its starter solenoid production exclusively with AMETEK during this period.

                    (xi) Prestolite agrees that Solenoid units acquired from
               AMETEK under this Transition Agreement, and related Supply Agreement are to be used only for internal consumption as a component of the combined sale to its OEM customers. Under no circumstances will solenoid units acquired under this Agreement be sold by Prestolite into the aftermarket.

               (b)  Armature Line.
                    -------------

                    (i) The Armature Line is to be relocated from Prestolite's
               Arcade, New York Facility to a facility designated by AMETEK.

               (Annex 11.3(b) attached hereto sets forth a list of the Armature
               ---------------
               Line items.) Prestolite is responsible for (A) training AMETEK's designated personnel at Prestolite's Arcade Facility in the assembly, process, maintenance and operation of the Armature Line (AMETEK will bear all salary, benefits and travel costs for its employees in connection with such training), (B) shipping the Armature Line to AMETEK's designated facility in good operating condition, (C) assembling the Armature Line at AMETEK's designated facility so that it is able to achieve the operating efficiency level specified in Section 11.1(b)(ix) below, and (D) providing post-assembly training to AMETEK personnel in the operation and maintenance of the Armature Line (the "Armature Conditions"). AMETEK will make a good faith effort to work with Prestolite in its satisfaction of the Armature Conditions. To secure Prestolite's performance of the foregoing obligations, the parties have agreed that AMETEK shall withhold $750,000 of the Purchase Price (the "Armature Holdback"), which shall be subject to distribution or application in accordance with Section 11.3(b).

                    (ii) Prestolite's obligations under clauses (B), (C) and (D)
               of Section 11.3(b)(ii) are subject to (x) AMETEK's acquisition of a varnish oven in good operating condition, which shall be at AMETEK's designated facility no later than March 31, 2001. Additionally, AMETEK's designated facility will have not less than 2,000 square feet of properly configured space within which the Armature Line is to be installed. At any time after December 1, 2000, Prestolite will ship the Armature Line to AMETEK's designated facility upon AMETEK's request.

                    (iii) To facilitate the transition of the Armature Line and minimize any disruption associated with the armature requirements of the Business, Prestolite will provide AMETEK a proposed inventory build schedule for 5-inch armatures to be implemented prior to shipment of the Armature Line. The parties shall then confer and mutually agree upon a definitive build schedule that Prestolite will implement prior to such shipment.

                    (iv) During the 30 day period preceding the expected
               shipment date of the Armature Line, AMETEK personnel will inspect the Armature Line and endeavor to verify that it is in good operating condition.

                    (v) Until the Armature Line is delivered and operational,
               Prestolite will supply 5-inch armatures to AMETEK at 100% of the per unit Decatur 2000 standard manufacturing cost.

                    (vi) Following satisfaction of the Armature Conditions,
               AMETEK agrees that, for the six months period thereafter, it will sell 5-inch armatures to Prestolite at a price per unit equal to 110% of the Decatur 2000 standard manufacturing cost per unit. However, both AMETEK and Prestolite agree that the standard manufacturing cost associated with this agreement is subject to verification as a proxy for the current manufacturing cost. If such verification shows the Decatur 2000 standard manufacturing cost to be higher or lower by greater than 5%, both parties, in good faith, will adjust the selling price to the current manufacturing cost. (In this context, "current cost" is intended to mean the cost achieved after the disruption and learning-curve inefficiencies associated with relocation of the manufacturing process.) Thereafter, prices shall be as provided in the Supply Agreement.

                    (vii) Prestolite has agreed to provide a $50,000 allowance to AMETEK to acquire a varnish oven. Within 3 days of the Closing date, Prestolite will pay to AMETEK one-half of such allowance. The balance of such allowance shall be paid by Prestolite within fifteen (15) days after the Armature Line is delivered to AMETEK's designated facility.

                    (viii) At the time the Armature Line is delivered to
               AMETEK's designated facility, Prestolite shall deliver $50,000 of 5-inch armature inventory (based on the Decatur 2000 standard manufacturing cost). If less than $50,000 of inventory is delivered, Prestolite shall pay to AMETEK an amount equal to such shortfall. In addition, the parties will confer regarding the transfer of raw materials inventory associated with the Armature Line. AMETEK will cooperate with Prestolite in taking usable inventory associated with the Armature Line up to reasonably usable 1-year supply.

                    (ix) Promptly after assembly of the Armature Line has been completed, AMETEK shall test the operating efficiency of the Armature Line to determine whether the Armature Line is capable of operating at 100 units production per shift when staffed with 10 operators. If the Armature Line fails to operate at such efficiency level, AMETEK shall promptly notify Prestolite thereof and afford Prestolite an opportunity to cure such failure.

                    (x) To the extent AMETEK incurs any costs, expenses, losses or damages as a result of Prestolite's failure to satisfy its obligations under Section 11.3(b)(I) above, AMETEK shall invoice Prestolite for such Liabilities and Prestolite shall promptly reimburse AMETEK therefor. If Prestolite fails to provide such reimbursement, then AMETEK shall be entitled to retain such portion of the Armature Holdback as is necessary to compensate AMETEK therefor. If Prestolite fails to satisfy such obligations within 9 months following the date on which the Armature Line is delivered to AMETEK's designated facility, then AMETEK shall be entitled to retain the entire Armature Holdback. If such costs, expenses, losses and damages incurred by AMETEK exceed the Armature Holdback, then Prestolite shall be responsible for reimbursing AMETEK for such excess.

                    (xi) Within three (3) business days after the Armature Line has achieved the operating efficiency level specified in Section 11.3(b)(ix) above and AMETEK personnel have received all training from Prestolite required to be provided under this Section 11.3(b), AMETEK shall deposit in the Escrow Account any portion of the Armature Holdback not retained by AMETEK pursuant to
               Section 11.3(b)(iv) above.

     12.  U.S. Human Resources (Payroll and Benefit Services)
          --------------------------------------------------

               12.1 Prestolite will provide payroll transition services as described in this Section 12 through December 31, 2000 (and beyond, to the extent required to complete the services required in Section 12.1(a)) for all Transferred Employees in the United States Facilities (the "US Transferred Employees"). AMETEK will set up a new account with Prestolite's current payroll provider to cover the US Transferred Employees. Prestolite will continue to process payroll information relating to the US Transferred Employees through its Ann Arbor location, including, without limitation, all salary and wage adjustments, reimbursements and all deductions, and will transfer such information to its current payroll provider referencing AMETEK's account. Prestolite will also transfer applicable information from the payroll to each of the health and welfare benefit providers providing coverage to the US Transferred Employees, as requested by such providers.

               (a) Prestolite will prepare and provide to AMETEK all financial reporting and reconciliations relating to payroll, including all interim and year-end tax information for the period ending December 31, 2000.

               (b) AMETEK will reimburse Prestolite for all pre-approved compensation paid (and reimbursements made) to the US Transferred Employees under this 12.1 and premium amounts paid by Prestolite on behalf of AMETEK under Section 12.2.3 below to the extent related to services provided, expenses incurred and benefit coverages provided on and after the Closing Date. Such payments will be made by wire transfer (or as otherwise specified by Prestolite) on a "same day" basis.

               12.2  Health and Welfare Benefits.
                     ---------------------------

               12.2.1 Effective as of the Closing Date, AMETEK will cover all US Transferred Employees under its life, AD&D, short-term disability, long-term disability and personal accident insurance plans, at coverage levels and employee contributions rates substantially similar in the aggregate to those currently applicable to the US Transferred Employees.

               12.2.2 Effective as of the Closing Date, AMETEK will assume the medical and dental insurance contracts between Prestolite and its providers to the extent such contracts cover US Transferred Employees employed at the Decatur, Alabama and Wagoner, Oklahoma facilities.

               12.2.3 Prestolite will continue coverage through December 31, 2000 of all US Transferred Employees located at Dearborn, Michigan and Troy, Ohio Facilities and the five-person sales force under the medical and dental insurance contracts currently covering such employees, after which time AMETEK will cover such US Transferred Employees under its medical and dental plans. AMETEK will reimburse Prestolite for all costs premiums associated with such coverage (not including administrative costs).

               12.2.4 Effective the Closing Date and continuing during such period as AMETEK manufactures out of the Decatur, Alabama Facility, AMETEK will cover Sikes, Fuller and Prestolite employees associated with the plating operation under the AMETEK medical and dental plans covering the US Transferred Employees at that Facility. Prestolite shall reimburse AMETEK for all premiums (not including administrative costs) associated with such coverage. However, their respective obligations will terminate at such time as AMETEK ceases to utilize the plating services and the services of Sikes and Fuller. Prestolite will reimburse AMETEK for all premiums and administrative costs of providing COBRA continuation coverage for its Sikes, Fuller and employees associated with the plating operation.

          12.3  401(k) Savings Plan.
                -------------------

               (a) Prestolite will cease deducting employee contributions and loan repayments to its 401(k) savings plan from the pay of the US Transferred Employees effective as of the first AMETEK payroll period.

               (b) As soon as administratively practical after the Closing Date, the US Transferred Employees will become eligible to participate in the AMETEK 401(k) Plan for Acquired Businesses. Prestolite will cooperate with AMETEK in processing employee elections to make deferral contributions as deductions from their pay and will provide AMETEK and its plan administrator with such information as is required to administer the AMETEK 401(k) Plan for such US Transferred Employees.

     13.  Miscellaneous.
          -------------

          13.1  Notices.  All notices, requests and other communications to
                -------
     either party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Prestolite, to:

          Prestolite Electric Incorporated
          2100 Commonwealth Blvd., Suite 300
          Ann Arbor, Michigan 48105
          Facsimile No.: (734) 913-6655
          Attention: Chief Financial Officer

     if to AMETEK, to:

          AMETEK, Inc.
          37 North Valley Road
          Building 4
          Paoli, Pennsylvania 19301
          Facsimile No.: (610) 725-8485
          Attention: Corporate Counsel

     All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          13.2  Amendments and Waivers. Any provision of this Agreement may be
                ----------------------
     amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          13.3  Force Majeure. The parties shall be relieved of their
                -------------
     obligations hereunder if and to the extent that any of the following events hinder, limit or make commercially impracticable the performance by either party of any of its obligations hereunder: act of God, war, civil commotion, riot, acts of public enemies, fire, explosion, lightning, casualty, accident, flood, sabotage, national defense requirements, labor trouble, strike, lockout or injunction, or any other event, whether or not of the class or kind enumerated herein, beyond the control of either party such as cannot reasonably be circumvented through commercially feasible alternate sources or means. The party claiming relief hereunder shall notify the other party in writing of the events causing delay or default in performance. The party failing to fulfill its obligations shall take commercially reasonable steps to remove or otherwise address the impediment to action.

          13.4  Successors and Assigns. The provisions of this Agreement shall
                ----------------------
     be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. In connection with a proposed assignment and delegation by Prestolite of its obligations hereunder to a third party, AMETEK may reasonably condition its consent upon receipt of a written undertaking by such assigns to assume Prestolite's obligations hereunder.

          13.5  Governing Law. This Agreement shall be governed by and construed
                -------------
     in accordance with the law of Michigan, without regard to the conflicts of law rules of such jurisdiction.

          13.6  Counterparts. This Agreement may be signed in any number of
                ------------
     counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          13.7  Entire Agreement. This Agreement constitutes the entire
                ----------------
     agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          13.8  Independent Contractors. The parties hereto are independent
                -----------------------
     contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship between the parties. Neither party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

          13.9  Severability. If any provision hereof is or becomes illegal,
                ------------
     invalid, or unenforceable under the laws of a particular jurisdiction, such provision shall be fully severable with respect to such laws; this Agreement shall be construed and enforced in such jurisdiction as if such provision had never comprised a part hereof; the remaining provisions hereof shall remain in full force and effect in such jurisdiction and shall not be affected by such provision or by its severance herefrom; and all of the provisions hereof shall remain in full force and effect in all other jurisdictions and shall not be affected by the severance of such provision under the laws of such jurisdiction. Furthermore, in lieu of such provision there shall be added automatically for purposes of such jurisdiction as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable in such jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                              PRESTOLITE ELECTRIC INCORPORATED,
                              a Delaware corporation


                              By:
                                 ------------------------------------
                                 Name:   Kenneth C. Cornelius
                                 Title:  Senior Vice President,
                                         Chief Financial Officer and Secretary


                              By:
                                 ------------------------------------
                                 Name:   I. Conrad Schwab
                                 Title:  Vice President



                              AMETEK, INC.,
                              a Delaware corporation


                              By:
                                 ------------------------------------
                                 Name:   William D. Eginton
                                 Title:  Vice President


                              By:
                                 ------------------------------------
                                 Name:   Donna F. Winquist
                                 Title:  Vice President and General Counsel